Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2008, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph for the change in method of accounting and disclosure for stock based compensation and defined benefit plans in 2006) of St. Mary Land & Exploration Company and the effectiveness of St. Mary Land & Exploration Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K/A of St. Mary Land & Exploration Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
June 18, 2008